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Exhibit 1

                             [IRIDIUM LETTERHEAD]


FOR IMMEDIATE RELEASE                  Contact:      John M. Windolph
                                                     202-326-5626

                        IRIDIUM OPERATING LLC ESTABLISHES
                       $1 BILLION SECURED CREDIT FACILITY
                                 (NASDAQ: IRIDF)

(Washington, D.C. - December 23, 1997) On December 19, 1997, Iridium LLC finalized a $1,000,000,000 secured credit facility with a syndicate of lenders (the "Secured Bank Facility"). The borrower under the Secured Bank Facility is Iridium Operating LLC, a newly formed wholly owned subsidiary of Iridium LLC. Chase Securities Inc. and Barclays Capital, a division of Barclays Bank PLC, are Global Arrangers for the Secured Bank Facility. Iridium Operating LLC's ability to draw under the Secured Bank Facility is contingent upon its ability to meet certain milestones in the development, testing and operation of the Iridium System. The Secured Bank Facility matures on September 30, 1998. Iridium Operating LLC may extend the maturity up to June 30, 1999 if it can demonstrate by July 1, 1998 that it has sufficient funds available to meet budgeted project costs through the extended maturity. The Secured Bank Facility is secured by substantially all of the assets of Iridium Operating LLC and by all of the membership interests in Iridium Operating LLC.

           In connection with the establishment of the Secured Bank Facility, Iridium LLC consummated an asset drop-down transaction (the "Asset Drop-Down Transaction") with Iridium Operating LLC, pursuant to which substantially all of the




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assets and liabilities of Iridium LLC were transferred to Iridium Operating LLC, including, without limitation, all outstanding Series A, Series B and Series C Senior Notes of Iridium LLC. The Asset Drop-Down Transaction was consummated in order to facilitate the granting of the security interests required under the Secured Bank Facility.

           Pursuant to the Asset Drop-Down Transaction, Iridium Operating LLC has succeeded to Iridium LLC as obligor of Iridium LLC's Series A, Series B and Series C Senior Notes. Under the indentures relating to those Senior Notes, Iridium Operating LLC has been substituted for Iridium LLC with respect to the Senior Notes, and Iridium LLC has been released from those obligations.

           Iridium LLC is developing a global wireless communications network that will combine the worldwide reach of 66 low-earth-orbit satellites with land-based wireless systems to enable subscribers to communicate using handheld telephones and pagers virtually anywhere in the world.

           Iridium World Communications, Ltd. (NASDAQ: IRIDF), the public investment vehicle of Iridium LLC, completed an initial public offering in early June. Proceeds from the offering were used by Iridium World Communications, Ltd. to purchase membership interests in Iridium LLC totaling approximately 8.5 per cent of the Company.

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           IRIDIUM is a registered trademark and service mark of Iridium
LLC.(C) 1997



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